UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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THE EASTERN COMPANY
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC,

BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP., HILCO, INC., JAMES A. MITAROTONDA

AND MICHAEL A. MCMANUS, JR.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the 2015 annual meeting of shareholders (the “Annual Meeting”) of The Eastern Company. The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies for the election of its director nominees at the Annual Meeting.

Item 1. On May 8, 2015, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE

May 8, 2015

GLASS LEWIS RECOMMENDS SHAREHOLDERS VOTE THE WHITE PROXY CARD FOR BOTH BARINGTON GROUP
NOMINEES AT THE EASTERN COMPANY’S MAY 20 ANNUAL MEETING

Recommendation Cites Poor Shareholder Returns; Poor Operational Performance; Regressive Corporate Governance

The Barington Group is Disappointed with ISS’s Voting Recommendation, which it believes Fails to Properly Account For Eastern’s Poor Share Price Performance and Disastrous Corporate Governance

New York, New York, May 8, 2015 – The Barington Group, which owns over 5.2% of the outstanding shares of The Eastern Company (NASDAQ: EML), today announced that one of the world’s leading proxy advisory firms, Glass Lewis & Co., recommends that shareholders vote on the WHITE proxy card for the election of James A. Mitarotonda and Michael A. McManus, Jr. to the Eastern Board of Directors at the May 20th Annual Meeting of Shareholders.   Glass Lewis further recommends shareholders do not vote on the Company’s blue proxy card.

Glass Lewis states in its report, “we believe Barington successfully argues all investors would benefit from change to the incumbent board room.  In addition to mediocre operating performance and demonstrably poor shareholder returns, the long-sitting Eastern board has recently promulgated a range of anachronistic corporate governance protocols and undertaken unilateral actions that offer no substantive benefit to independent investors.  We thus believe the appointment of Messrs. Mitarotonda and McManus -- each of whom played a significant role in the turn-around of the decidedly larger A. Schulman, Inc. -- is much more likely to yield updated governance, increased responsiveness to investors and improved  performance than the status quo.”

The Barington Group believes that the shareholders of the Eastern Company deserve better long-term performance and corporate governance than the Company has delivered over the past 15 years.  While we are encouraged by the thoughtful recommendation from Glass Lewis, we are at the same time puzzled by ISS’s decision to overlook Eastern’s weak share price performance against a broad spectrum of benchmarks, abysmal corporate governance and director nominees whose credentials, we believe, are ill-suited to serve on the board of a publicly traded industrial company.

We Believe Eastern’s Shareholders Deserve Better Performance

Glass Lewis has stated that “Eastern's shares have effectively failed to keep pace with any relevant benchmark, owing, in no small part, to poor revenue growth, a scattered operational framework and a string of acquisitions that have, at best, kept the Company's earnings floating at relatively middling levels.”  We agree, having illustrated in our shareholder presentations that the Company’s total return to shareholders has under-performed all the previously independently compiled peer groups and all relevant market indices during the 1, 3, 5, 10 and 15-year periods preceding the filing of Barington’s Schedule 13D on September 30, 2014.

We believe ISS’s analysis of the Company’s performance is flawed in four fundamental ways.  First, ISS utilized for comparison purposes a self-generated “weighted average” peer group consisting of only two companies that we believe fails to account for the diversity of businesses within each of the Company’s segments.  Specifically, we believe ISS mistakenly compares the Company’s entire Hardware and Security Products segments, which together account for 77% of the Company’s FY2014 revenue, with CompX’s mechanical and electrical locks business, failing to recognize the diversity of businesses within those segments. Indeed, we estimate that only 15-25% of the Company’s total revenue comes from locks, the remainder of revenue in these segments comes from composite panels for Class 8 Trucks, electronic payment systems, and other products.  As a result, we believe that ISS’ 2015 peer comparison that relies primarily on CompX is inaccurate.  The Company agrees with us that CompX is not an appropriate peer for the entire Company and has stated that CompX’s locks business is fundamentally different from its own locks business.

We are shocked that ISS put so much weight on the Company’s relative performance versus this unusual peer group.  Even Eastern hasn’t advocated that this is an appropriate “peer group” for comparison purposes.  In fact, as stated by Glass Lewis, “notable from the outset is the fact that Eastern management and the board fail to provide investors with any contest-specific stand-alone share price analysis or a cogent counterargument to the rather extensive position submitted by Barington.”  Frankly, if ISS utilized for comparison purposes the same peer group it used for comparison purposes in ISS’s 2013 Proxy Report, or utilized the Russell 2000 and Wilshire 5000 Indices, the benchmarks that Eastern utilizes for comparison purposes in its 2015 Proxy Statement, we are confident that it would have clearly seen the Company’s extremely poor relative performance.

Second, we strongly believe that ISS’s attribution of Eastern’s 28% share price increase since we filed our Schedule 13D to general market conditions is indefensible.  Over the same period of time, the Wilshire 5000 Total Return Index, Russell 2000 Index, Russell Microcap Industrial Machinery Index, and the S&P 600 Industrial Machinery Index changed by a mere 7.3%, 12.0%, -7.2% and 3.2%, respectively.

Third, ISS claims that our Schedule 13D filing did not impact the Company’s share price because there is little evidence that investors were aware of our stake in the Company.  In contrast, we believe that the investors who purchased the majority of the Company’s shares that traded since we filed our Schedule 13D were well aware that Barington, an experienced activist investor, had made an sizeable investment in Eastern as was committed to help improve long-term shareholder value.

Finally, ISS fails to explain why Eastern’s shares remain at the higher end of the trading range even after the Company announced it had ended discussions with Synalloy.  ISS fails to draw the logical conclusion that the Company’s elevated share price, even after the prospect of a sale to Synalloy had gone away, reflects investors’ expectations of positive change at the Company.

We believe that Eastern’s Shareholders Deserve Better Corporate Governance

As strong advocates of good corporate governance practices, we are pleased that Glass Lewis has recognized the Company’s regressive corporate governance practices which we believe hinder the ability of Eastern to create meaningful long-term value for shareholders.

Among other things, Glass Lewis has noted that the efforts of the Board to amend Eastern’s Bylaws in order to permit the Board to expand its size and add James Ozanne to the Board immediately after the Annual Meeting “skew heavily toward entrenchment and unquestionable dilution of the prospective influence of Barington’s nominees.”  Glass Lewis further notes that “we regard these efforts as emblematic of a board angling to preserve control, rather than an incumbent slate confident in its value proposition and governance practices.”

We agree with ISS that the Company’s “track record of poor corporate governance is directly due to the board's own actions” and appreciate that ISS has acknowledged that the Board’s current average board tenure of 27 years “does not suggest a keen attentiveness to a board renewal process which matches up skills and experience with evolving company needs.”  However, ISS gives the Company credit for its “recently begun” efforts to address this situation “with the addition of two new independent directors.”  We are surprised that ISS fails to recognize, as Glass Lewis did, that Samantha Allison has a “rather lengthy and direct professional association” with Eastern director John Everets, and that the announced addition to the Board of James Ozanne, another long-time associate of Mr. Everets, is being done in a manner that disenfranchises shareholders.  While we would have expected ISS, which is typically a champion of good corporate governance, to identify these issues and help defend shareholders rights, we are prepared to do so in their place.

Eastern’s Shareholders Deserve Better Board Representation

We believe that the experience and capabilities of the directors that are representing shareholder interests in the Eastern boardroom is of foremost importance.  Indeed, we believe that the choice between Barington’s director nominees and the Company’s nominees is the central issue facing shareholders at the 2015 Annual Meeting.

Glass Lewis has stated that “we consider both Messrs. Mitarotonda and McManus are well-established senior executives with extensive strategic planning and corporate governance experience” areas in which “the present board is lacking.”

With respect to Eastern’s nominees, Glass Lewis notes, that “Mr. Robinson -- who has served as an Eastern director for a quarter of a century, but has been unable to leverage that experience into any other public board seats -- has no meaningful operational experience in the Company's industry and has been independently employed for nearly a decade. In addition to this relative dearth of strategic and industry context, we note Mr. Robinson is also a member of the aforementioned nominating and corporate governance committee, suggesting investors are also failing to derive any general oversight or shareholder advocacy benefits from his continued service.”

With respect to Ms. Allison, Glass Lewis states “we note the board, again, has selected a candidate with substantially no operational experience in Eastern's industry, and, indeed, no prior service as a public company director. Taken solely on these bases, we believe the board already faces a significant challenging in arguing that such an inexperienced nominee is clearly superior to the presented alternatives.  However, this issue is further exacerbated given Ms. Allison's rather lengthy and direct professional association with Mr. Everets, for whom she worked at G.E. Healthcare Financial Services and to which she has provided additional consulting services since his departure.  We again fail to see how management's nominees favorably augment the board's strategic oversight or corporate governance functions.”

A Better Future for Eastern

As the annual meeting is less than two weeks away, the Barington Group strongly encourages all Eastern shareholders to vote its WHITE proxy card, even if they have previously returned a blue proxy card to the Company.   Eastern’s strong brands, global manufacturing presence and solid balance sheet represent a platform for significant value creation.  Unfortunately, it appears to us that the current Board has failed to seize this potential over the last 15 years.  We believe that shareholders deserve better and are confident that with the support of shareholders, the Barington Group’s nominees can help build a better future for Eastern.

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About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.  The Fund invests in undervalued publicly traded companies that Barington believes could appreciate significantly in value as a result of a change in corporate strategy or from various operational, financial or corporate governance improvements.  Barington’s investment team, senior advisors and industry contacts are seasoned operating specialists, experienced in working with companies to design and implement initiatives to improve their long-term financial and share price performance.  Barington has substantial experience investing in manufacturing and industrial companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, Lancaster Colony Corporation, Spartech Corporation, OMNOVA Solutions Inc. and A. Schulman, Inc.  Barington represents a group of shareholders that collectively owns over 5.2% of the outstanding shares of common stock of The Eastern Company.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 10, 2015 to be used to solicit proxies in connection with the election of its nominees at the 2015 Annual Meeting of Shareholders of The Eastern Company, a Connecticut corporation. Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE EASTERN COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT http://www.barington.com/eastern.html OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

CONTACT:

Jared L. Landaw

Chief Operating Officer

Barington Capital Group, L.P.

(212) 974-5713

SOURCE:

The Barington Group

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